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EXHIBIT 12

                  U S WEST Communications, Inc.
               RATIO OF EARNINGS TO FIXED CHARGES
                      (Dollars in Millions)
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
Quarter Ended
                                                  6/30/96   6/30/95
- ------------------------------------------------- --------- ---------
Income before income taxes and cumulative
  effect of change in accounting principle            $543      $464
Interest expense (net of amounts capitalized)          101        95
Interest factor on rentals (1/3)                        15        16
                                                  --------- ---------
Earnings                                              $659      $575

Interest expense                                       116       105
Interest factor on rentals (1/3)                        15        16
                                                  --------- ---------
Fixed charges                                         $131      $121

Ratio of earnings to fixed charges                    5.03      4.75
- ------------------------------------------------- --------- ---------


                                                     Year-to-Date
                                                  6/30/96   6/30/95
- ------------------------------------------------- --------- ---------
Income before income taxes and cumulative
  effect of change in accounting principle          $1,023      $982
Interest expense (net of amounts capitalized)          204       186
Interest factor on rentals (1/3)                        29        31
                                                  --------- ---------
Earnings                                            $1,256    $1,199

Interest expense                                       232       205
Interest factor on rentals (1/3)                        29        31
                                                  --------- ---------
Fixed charges                                         $261      $236

Ratio of earnings to fixed charges                    4.81      5.08
- ------------------------------------------------- --------- ---------
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